SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2003

Savient Pharmaceuticals, Inc.

(Exact name of issuer as specified in its charter)

Delaware	0-15313	13-3033811
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Tower Center, 14th Floor, East Brunswick, New Jersey		08816
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 418-9300

Bio-Technology General Corp.

(Former Name or Former Address, if Changed Since Last Report.)

ITEM 9.     REGULATION FD DISCLOSURE.

                On June 23, 2003, Sim Fass, Chairman and Chief Executive Officer of Savient Pharmaceuticals, Inc., in various meetings held with investors following his opening of NASDAQ that day to mark the change of the name of the company from Bio-Technology General Corp. to Savient Pharmaceuticals, Inc., in response to questions, communicated the following:

The conversion of the 2.5 mg-based Oxandrin® prescriptions to 10 mg—based prescriptions is continuing and at the end of May, approximately 26% of all Oxandrin prescriptions were 10 mg—based.

Approval of a new manufacturing site for Delatestryl®, which, as previously disclosed, is SABEX in Canada, may possibly occur by year-end.  Delatestryl sales for 2003 are currently projected to be approximately $9 million based on previously manufactured inventory.

The receptor to which the Company’s anti-leukemic monoclonal antibody, BTG-271, binds has been identified as CD-162.  This receptor is sulfated on leukemic cells but is not sulfated on normal cells.  BTG-271 appears to recognize only the modified receptor.

The Company received an informal request for documents from a regional office of the S.E.C. relating to the restatement last year of the Company’s financials for the years 1999, 2000, 2001 and the first half of 2002. The Company is providing requested materials.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVIENT PHARMACEUTICALS, INC.
(Registrant)

By:	/s/ Whitney K. Stearns, Jr.
Whitney K. Stearns, Jr.
Senior Vice President-Chief Financial Officer and
Treasurer

Dated: June 26, 2003